NYSE Regulation

August 4, 2008

Mr. John Chen
Chief Financial Officer
General Steel Holdings, Inc.
Kuntai International Mansion Building
Suite 2135
Yi No. 12 Chaoyangmenwai Avenue
Chaoyang District
Beijing 100020

Re: General Steel Holdings, Inc.
Request for Voluntary Withdrawal from Listing

Dear Mr. Chen:

This letter is to confirm that the staff of NYSE Regulation has reviewed and approved General Steel Holdings, Inc.'s ("Company") request to withdraw its Common Stock, $0.001 par value from listing on NYSE Arca, Inc. ("Exchange").

To continue with the delisting process, no earlier than August 7, 2008, please file a Form 25 with respect to the American Depositary Shares pursuant to Rule 12d2-2c under the Securities Exchange Act of 1934 with the Securities and Exchange Commission ("Commission"). Upon filing, please forward a copy of such Form 25 to my attention.

Unless or until the Commission grants effectiveness to the Fund's Form 25, it remains imperative that the Fund continue to submit all notices and filings and to pay all fees associated with being listed on the Exchange.

If you have questions or concerns regarding this process, please contact me at (312) 442-7832 or at cgray@nyse.com.

Yours truly,

Craig Gray
Manager—Listing Compliance